Exhibit 99.1

FOR IMMEDIATE RELEASE

InfoLogix Announces First Quarter 2008

Financial Results

•      Revenue for the first quarter increased 80.6% compared to the first quarter 2007 to $23.8 million

•      Gross profit for the first quarter increased by 85.7% compared to the first quarter of 2007 to $6.2 million

•      Achieved highest quarterly revenue in Company history

HATBORO, Pa., April 30, 2008 — InfoLogix, Inc. (Nasdaq: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced financial results for the first quarter ended March 31, 2008.  The Company reported total revenue of $23.8 million, compared to $13.2 million for the first quarter of 2007, an increase of $10.6 million or 80.6%.

“We are pleased with the Company’s financial performance in the first quarter,” stated David Gulian, President and Chief Executive Officer of InfoLogix. “The Company has achieved its highest quarterly revenue since we started the business in 2001.  The first quarter has historically been seasonally low, which makes our revenue growth in 2008 a significant milestone for the Company. For the first time in our history, we have experienced sequential revenue growth from fourth quarter to first quarter.  In addition, our strong growth provides an encouraging outlook and a solid base for 2008 as we approach $100 million in annual revenue.”

First Quarter 2008 Financial Results

Revenues were $23.8 million for the quarter ended March 31, 2008, compared to $13.2 million for the same period of 2007, an increase of $10.6 million or 80.6%.  The increase in revenue is the result of the expanded solution-oriented sales staff and their results of increasing mobile point-of-care solutions in healthcare, the resale of wireless infrastructure, and the expansion of professional services across the organization.

Gross profit was $6.2 million for the quarter ended March 31, 2008, compared to $3.3 million for the same period of 2007, an increase of $2.9 million or 85.7%.  For the quarter ended March 31, 2008, gross margin was 26.1%, up from 25.4% for the first quarter of 2007. The increase in gross margin is the result of an increase in sales of more profitable professional and consulting services, partially offset by an increase in sales of lower margin third-party hardware.

Selling expenses were $3.2 million for the quarter ended March 31, 2008, compared to $2.1 million in the first quarter 2007, an increase of $1.1 million or 51.6%. The increase in selling expenses is the result of the expanded solution-oriented sales staff and related travel and greater commission payments resulting from increased sales.  General and administrative expenses were $4.3 million for the quarter ended March 31, 2008, compared with $3.0 million for the same period of 2007, an increase of $1.3 million, or 40.7%.  The increase in general and administrative expenses was primarily attributable to increased wages related to the higher number of management, administrative and sales support staff.

InfoLogix reported a net loss of $1.0 million, or $0.04 per basic and diluted share, for the three months ended March 31, 2008 compared with a net loss of $1.1 million, or $0.05 per basic and diluted share for the same period of 2007, a decrease of $0.1 million or 9.9%.

 “We believe our strong revenue growth, increasing gross margins, and operating efficiencies will allow us to reach profitability in the second half of 2008,” stated Mr. Gulian.  “During the first quarter, our margins were slightly impacted by the sale of lower margin hardware to several legacy accounts.  Moving forward, we will continue to work towards increasing the sales of our more profitable mobile solutions and professional and consulting services as we drive toward our goal of exceeding 30% margins, and capitalizing on our operating leverage to reach profitability.”

Outlook

InfoLogix intends to remain focused on its previously stated strategies for growth and expansion in 2008:

•                 Key Acquisitions:  Focus on potential acquisitions, opportunities as well as continue the integration of the Healthcare Informatics Associates and AMT Systems acquisitions.

•                 Organic Revenue Growth:  Continue to capitalize on the newly trained and fully capable sales force in order to increase market penetration and revenue growth.

•                 Service Line Mix:  Increase sales of higher margin service lines such as solution sales and professional and consulting services which will assist in improving InfoLogix’s bottom-line.

•                 Proprietary Offerings: Continue to develop and deliver new applications and software offerings centered around mobility and RFID.  This will allow InfoLogix to strengthen its brand recognition and customer reputation.

•                 Optimize Operations:  Rely on its experienced management team in order to maximize the financial success of operations and achieve strong earnings.

“We are excited with the strong start to the fiscal year and eager to continue the momentum from our record revenue,” Mr. Gulian stated. “InfoLogix is dedicated to being the premier provider of enterprise mobility solutions for the healthcare and commercial industries. We will remain committed to our growth and expansion initiatives as we continue to focus on reaching profitability and creating stockholder value.”

Conference Call and Webcast

Management will host a conference call with the investment community today, April 30, 2008 at 4:30 p.m. Eastern time. Interested parties may participate in the teleconference by pre-registering (This allows participants and speakers to pre-register for the call) at https://www.theconferencingservice.com/prereg/key.process?key=PD9U646FR and dialing (888) 680-0879 or (617) 213-4856 for international callers. When prompted, ask for the “First Quarter InfoLogix Earnings Conference Call.” A telephonic replay may be accessed approximately two hours after the call through May 7, 2008, by dialing (888) 286-8010 or (617) 801-6888 for international callers and entering the replay access code 28250282. The teleconference will be webcast simultaneously on the InfoLogix website at www.infologix.com under Investors: Event Calendar. The webcast replay will be archived for 12 months.

About InfoLogix, Inc.

InfoLogix is a leading provider of technology and RFID based intelligence solutions that enable the mobile enterprise. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes for the healthcare industry and the commercial marketplace. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company NASDAQ: IFLG. For more information, visit www.infologix.com

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Investor Relations:

Alliance Advisors

Thomas Walsh, 212-398-3486

twalsh@allianceadvisors.net

INFOLOGIX

CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS
Currents assets:
Cash and cash equivalents	$5,059	$6,101
Accounts and other receivables (net of allowance for doubtful accounts in the amount of $495 and $409 as of March 31, 2008 and December 31, 2007, respectively)	20,118	20,301
Unbilled revenue	1,421	1,052
Finished goods inventory, net	1,680	1,899
Prepaid expenses and other current assets	843	603
Promissory notes receivable	202	—
Deferred tax assets – current	532	451
Total current assets	29,855	30,407
Property and equipment, net	1,535	1,247
Intangible assets, net	7,946	8,362
Goodwill	5,668	5,668
Deferred tax assets - long-term	3,461	2,956
Deferred financing costs	53	57
Total assets	$48,518	$48,697

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,967	$8,650
Line of credit	9,425	9,959
Current portion of notes payable	740	627
Current portion of capital lease obligations	126	139
Sales tax payable	244	299
Accrued expenses	3,394	3,560
Deferred revenue	86	75
Total current liabilities	23,982	23,309
Notes payable, net of current maturities	6,711	6,818
Capital lease obligations, net of current maturities	74	94
Total liabilities	30,767	30,221

Commitments and Contingencies
Stockholders’ equity:
Preferred stock, par value $.00001; authorized 10,000,000 shares; none issued or outstanding	—	—
Common stock, par value $.00001; authorized 100,000,000 shares; issued and outstanding 24,919,301 shares and 24,909,301 shares at March 31, 2008 and December 31, 2007, respectively	—	—
Additional paid in capital	23,846	23,580
Accumulated deficit	(6,095)	(5,104)

Total stockholders’ equity	17,751	18,476

Total liabilities and stockholders’ equity	$48,518	$48,697

INFOLOGIX

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007

Revenues	$23,786	$13,174
Cost of revenues	17,581	9,833

Gross profit	6,205	3,341
Selling, general and administrative expenses	7,517	5,177

Operating loss	(1,312)	(1,836)
Interest expense	(286)	(131)
Interest income	48	158

Loss before income tax benefits	(1,550)	(1,809)
Income tax benefit	559	709

Net loss	$(991)	$(1,100)

Loss per share - basic and diluted	$(0.04)	$(0.05)

Weighted average shares outstanding - basic and diluted	24,918,441	23,595,663

INFOLOGIX

CONSOLIDATED STATEMENTS OF CASH FLOW

	Three Months Ended March 31,
	2008	2007

Operating activities:
Net loss	$(991)	$(1,100)
Adjustments to reconcile net loss to operating cash flow:
Depreciation and amortization	533	287
Allowance for doubtful accounts receivable	86	16
Inventory obsolescence	123	—
Amortization of deferred financing costs	4	—
Accrued interest expense added to note payable	79	—
Accrued interest income added to note receivable	(2)	—
Share based compensation and other share based payments	266	250
Deferred income tax benefit	(586)	(709)
Changes in:
Accounts receivable	97	1,594
Unbilled revenue	(369)	—
Inventory	96	(45)
Prepaid expenses and other current assets	(240)	(146)
Accounts payable	1,317	(1,597)
Sales tax payable	(55)	(105)
Accrued expenses	(165)	353
Deferred revenue	11	—
Net cash provided by (used in) operating activities	204	(1,202)

Investing activities:
Acquisition of property, software and equipment	(405)	(524)
Promissory notes issued	(200)	—
Net cash used in investing activities	(605)	(524)

Financing activities:
Repayment of long-term debt and capital leases	(107)	(200)
(Repayments) borrowings on line of credit	(534)	570
Net cash (used in) provided by financing activities	(641)	370

Net change in cash and cash equivalents	(1,042)	(1,356)

Cash and cash equivalents at beginning of period	6,101	12,882

Cash and cash equivalents at end of period	$5,059	$11,526